UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2015

CIVITAS SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36623	65-1309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

313 Congress Street, 6th Floor

Boston, Massachusetts 02210

(Address of principal executive offices, including zip code)

(617) 790-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On June 22, 2015, the Board of Directors of Civitas Solutions, Inc. (the “Company”) approved a plan to discontinue at-risk youth (“ARY”) services in the states of Florida, Louisiana, Indiana, North Carolina and Texas. The decision was the result of a six-month strategic review of the Company’s 13-state platform of ARY services. Where it is currently doing so, the Company will continue to provide services in these states for individuals with intellectual and developmental disabilities and those recovering from brain injuries without interruption. Management has a target date of September 30, 2015 to transition each child or adolescent served into the program of another provider, but is committed to work with its public partners to ensure that the transition is completed safely and with minimal disruption.

The Company estimates it will incur charges in connection with the program closures of up to $15.3 million, consisting of severance costs of up to $1.9 million, lease termination costs of up to $4.8 million and non-cash charges associated with the write-down of intangibles of approximately $8.6 million. The Company estimates that up to $6.7 million of these charges will be incurred as future cash expenditures. The actual closure costs could ultimately be less, depending on whether another provider or providers elect to purchase all or some of the programs, the new providers’ demand for Civitas staff and office space, and other factors.

A copy of the press release announcing the discontinuation of ARY services in the states of Florida, Louisiana, Indiana, North Carolina and Texas is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.06.	Material Impairments.

As described in Item 2.05 above, which is incorporated into this Item 2.06 by reference, the Company estimates that it will incur a non-cash asset impairment charge of approximately $8.6 million as a result of the write-down of intangible assets related to agency relationships, licenses and permits and tradenames.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued June 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIVITAS SOLUTIONS, INC.

/s/ Bruce F. Nardella
Date: June 23, 2015	Name:	Bruce F. Nardella
	Title:	Chief Executive Officer and President